Exhibit 99.1

RPM Reports Record Fiscal 2025 Fourth-Quarter and Full-Year Results

•	Record fourth-quarter sales of $2.08 billion, an increase of 3.7% compared to the prior year

•	Record fourth-quarter net income of $225.8 million, record diluted EPS of $1.76, and record EBIT of $271.0 million

•	Record fourth-quarter adjusted diluted EPS of $1.72, an increase of 10.3% over the prior-year record; record adjusted EBIT of $314.4 million, an increase of 10.1% over the prior-year record

•	Record fiscal 2025 sales of $7.37 billion, an increase of 0.5% compared to the prior-year record

•	Record fiscal 2025 net income of $688.7 million, record diluted EPS of $5.35 and record EBIT of $865.2 million

•

Record fiscal 2025 adjusted diluted EPS of $5.30, an increase of 7.3% over the prior-year record; record adjusted EBIT of $976.0 million, an increase of 3.7% over the prior-year record; and record adjusted EBIT margin of 13.2%

•	Fiscal 2026 full-year outlook calls for sales to increase in the low- to mid-single-digit range and adjusted EBIT to increase in the high-single- to low-double-digit range

•	Fiscal 2026 first-quarter outlook calls for low- to mid-single-digit sales and adjusted EBIT growth

MEDINA, OH – July 24, 2025 – RPM International Inc. (NYSE: RPM), a world leader in specialty coatings, sealants and building materials, today reported record financial results for its fiscal 2025 fourth quarter and full year ended May 31, 2025.

Frank C. Sullivan, RPM chairman and CEO commented, “By leveraging top-line growth with improved operating efficiency, we demonstrated the Power of RPM and generated record results for the fourth quarter and full year. Our ability to provide systems and turnkey solutions for high-performance buildings, as well as our focus on maintenance and restoration, resulted in solid organic growth in the fourth quarter. Aided by the continued implementation of MAP 2025 operating improvements and acquisitions, we generated double-digit consolidated adjusted EBIT growth during the quarter, with each segment increasing adjusted EBIT.”

He added, “For the full fiscal year, we delivered record sales, adjusted EBIT and adjusted EPS, an accomplishment that we have achieved every year since we began MAP 2025. Importantly, in fiscal year 2025, we also generated record adjusted EBIT margins, despite a mixed economic environment. These results are a testament to the dedication and persistence of our associates.”

Sullivan continued, “In an effort to continue building on this positive momentum, we are reorganizing into three segments—Construction Products Group, Performance Coatings Group and the Consumer Group. The former Specialty Products Group businesses have joined our other segments. This streamlined structure will allow our businesses to collaborate more closely to fuel revenue growth and leverage the cultural shift toward working together that has been enabled by MAP. It will also provide additional operating efficiencies, including reduced overhead, which is a hallmark of our MAP initiatives, to continue expanding margins. As we look forward, we are focused on accelerating growth to take full advantage of the operational improvements we’ve made over the past several years and realize the full Power of RPM.”

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

Fourth-Quarter 2025 Consolidated Results

Consolidated

	Three Months Ended
$ in 000s except per share data	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$2,081,975	$2,008,163	$73,812	3.7%
Net Income Attributable to RPM Stockholders	225,758	180,611	45,147	25.0%
Diluted Earnings Per Share (EPS)	1.76	1.40	0.36	25.7%
Income Before Income Taxes (IBT)	248,376	239,278	9,098	3.8%
Earnings Before Interest and Taxes (EBIT)	271,034	257,973	13,061	5.1%
Adjusted EBIT(1)	314,377	285,550	28,827	10.1%
Adjusted Diluted EPS(1)	1.72	1.56	0.16	10.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

The fourth-quarter sales increase was primarily driven by sales of systems and turnkey solutions to serve high-performance buildings, as well as products and services focused on maintenance and repair. Acquisitions also contributed to top-line growth.

Geographically, Europe led sales growth with an increase of 14.9%, fueled by high-performance coatings and acquisitions. In North America, a 2.7% sales increase was driven by demand for systems and turnkey solutions serving high-performance buildings. Sales were mixed in emerging markets, as growth in products serving infrastructure projects in Latin America was offset by unfavorable foreign currency translation and weak economic conditions in Asia. Africa / Middle East grew modestly after strong prior-year growth.

Sales included 2.0% organic growth, 2.0% growth from acquisitions net of divestitures, and a 0.3% decline from foreign currency translation.

Adjusted EBIT was a record, driven by organic sales growth, which leveraged MAP 2025 operational improvements, partially offset by transitory costs related to plant consolidations and start-ups, as well as raw material cost inflation. SG&A increased during the quarter, driven by higher M&A expenses, variable compensation related to the sale of technical products, and SG&A from acquired businesses. Additional SG&A streamlining actions were put in place during the quarter to help offset the increased expenses.

The adjusted diluted EPS increase was driven by the improvement in adjusted EBIT.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

Fourth-Quarter 2025 Segment Sales and Earnings

Construction Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$809,913	$762,174	$47,739	6.3%
Income Before Income Taxes	153,455	131,429	22,026	16.8%
EBIT	154,043	131,980	22,063	16.7%
Adjusted EBIT(1)	158,108	138,506	19,602	14.2%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record CPG sales were driven by systems and turnkey roofing solutions serving high-performance buildings. The growth was in addition to strong prior-year sales, which increased 6.6%.

Sales included 6.7% organic growth, 0.3% growth from acquisitions, and a 0.7% decline from foreign currency translation.

Adjusted EBIT was a record, and the increase was driven by MAP 2025 benefits and higher sales of engineered systems and services that expanded margins, partially offset by temporary inefficiencies from plant consolidations as production was being transferred.

Performance Coatings Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$399,208	$365,555	$33,653	9.2%
Income Before Income Taxes	54,711	46,589	8,122	17.4%
EBIT	54,131	45,700	8,431	18.4%
Adjusted EBIT(1)	57,774	48,529	9,245	19.1%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

Record PCG sales included strong demand for turnkey flooring solutions serving high-performance buildings and a double-digit increase in sales of fiberglass reinforced plastics structures, driven by demand from data centers. An acquisition also contributed to the sales increase.

Sales included 4.4% organic growth, a 5.0% increase from acquisitions net of divestitures, and a 0.2% decline from foreign currency translation.

Adjusted EBIT increased to a record as higher volumes improved fixed-cost leverage, which was aided by MAP 2025 operational improvement initiatives, and as sales mix improved.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

Specialty Products Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$181,315	$177,975	$3,340	1.9%
(Loss) Income Before Income Taxes	(10,763)	7,439	(18,202)	(244.7%)
EBIT	(10,637)	7,528	(18,165)	(241.3%)
Adjusted EBIT(1)	11,379	10,591	788	7.4%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The SPG sales increase included improved sales to specialty OEM markets, which showed signs of stabilization after a cyclical downturn. The food coatings and additives business generated strong sales growth, due in part to a prior acquisition. The fluorescent pigments and disaster restoration businesses experienced soft demand during the quarter.

Sales included flat organic growth, 1.7% growth from an acquisition, and a 0.2% benefit from foreign currency translation.

The adjusted EBIT increase was driven by MAP 2025 operational improvement initiatives. This was partially offset by a $2.5 million bad debt expense due to a customer bankruptcy and higher start-up expenses at the Resin Center of Excellence that SPG managed on behalf of all RPM segments.

EBIT includes $13.1 million of non-cash asset impairment charges primarily related to fluorescent pigments, which have been consolidated into the Consumer Group in fiscal year 2026 and have undergone overhead streamlining, and a $5.8 million charge for a legal settlement related to a business that was divested in fiscal year 2023. These charges have been excluded from adjusted EBIT.

Consumer Group

	Three Months Ended
$ in 000s	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$691,539	$702,459	$(10,920)	(1.6%)
Income Before Income Taxes	113,441	113,146	295	0.3%
EBIT	113,570	113,204	366	0.3%
Adjusted EBIT(1)	122,470	118,168	4,302	3.6%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See table below titled Supplemental Segment Information for details.

The Consumer Group’s sales decline was driven by softness in DIY markets and product rationalization, partially offset by new product introductions and the benefit of The Pink Stuff acquisition, which closed one month prior to the end of the fiscal quarter.

Sales included a 3.8% organic decline, 2.3% growth from acquisitions, and a 0.1% decline from foreign currency translation.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

Adjusted EBIT was a record, driven by MAP 2025 improvements, which were partially offset by cost inflation and reduced fixed-cost utilization from lower volumes.

Fiscal Year 2025 Consolidated Results

Consolidated

	Year Ended
$ in 000s except per share data	May 31,	May 31,
	2025	2024	$ Change	% Change
Net Sales	$7,372,644	$7,335,277	$37,367	0.5%
Net Income Attributable to RPM Stockholders	688,688	588,397	100,291	17.0%
Diluted Earnings Per Share (EPS)	5.35	4.56	0.79	17.3%
Income Before Income Taxes (IBT)	792,760	787,837	4,923	0.6%
Earnings Before Interest and Taxes (EBIT)	865,204	860,832	4,372	0.5%
Adjusted EBIT(1)	976,031	941,597	34,434	3.7%
Adjusted Diluted EPS(1)	5.30	4.94	0.36	7.3%

(1)	Excludes certain items that are not indicative of RPM’s ongoing operations. See tables below titled Supplemental Segment Information and Reconciliation of Reported to Adjusted Amounts for details.

Fiscal year 2025 sales were a record, driven by turnkey solutions for high-performance buildings, partially offset by soft market conditions in the DIY and specialty OEM markets.

Record adjusted EBIT and adjusted EBIT margin of 13.2% were driven by MAP 2025 benefits, partially offset by lower fixed-cost absorption. SG&A streamlining actions partially offset increased variable compensation, benefits and M&A expenses.

Fiscal year 2025 adjusted EPS was a record, driven by the adjusted EBIT growth, and lower interest expense as a portion of the strong operational cash flow was used to repay debt.

Cash Flow and Financial Position

During fiscal 2025:

•

Cash provided by operating activities was $768.2 million, the second highest amount in company history, driven by working capital efficiency enabled by MAP 2025 initiatives. This compares to a record $1.12 billion in fiscal year 2024 when there was a large working capital release as supply chains normalized.

•

Operating working capital as a percentage of sales increased to 24.3% compared to 23.5% in fiscal year 2024, driven by strategic purchases in the fourth quarter of fiscal 2025 to mitigate the future impact of tariffs.

•

Capital expenditures were $229.9 million compared to $214.0 million during fiscal year 2024 with the increase driven by investments in shared RPM facilities, including the Resin Center of Excellence and the newly opened distribution center in Belgium, as well as new production facilities in Malaysia and India, and MAP 2025-enabled plant consolidations.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

•	The company returned $325.6 million to stockholders through cash dividends and share repurchases, an increase of $38.7 million or 13.5% compared to the prior year.

As of May 31, 2025:

•

Total debt was $2.65 billion compared to $2.13 billion a year ago, with the $519.5 million increase driven by debt used to finance the acquisitions of The Pink Stuff, TMP Convert and other smaller companies.

•

Total liquidity, including cash and committed revolving credit facilities, was $969.1 million, compared to $1.36 billion a year ago, with the decrease driven by the use of the credit facilities to finance the acquisition of The Pink Stuff.

Business Outlook

Sullivan added, “We continue to focus on what we control, which includes offering differentiated turnkey solutions and systems to high-performance building projects and improving our operational efficiency, including SG&A streamlining. Working capital released from MAP 2025 structural improvements has helped to fund several acquisitions, leading to RPM’s largest M&A year in fiscal 2025. We will benefit as we integrate these businesses into RPM and leverage our competitive strengths to accelerate their future growth.”

He concluded, “For the full fiscal year 2026, we anticipate solid top-line growth, which will allow us to leverage the operational improvements we’ve implemented to generate record adjusted EBIT and adjusted EBIT margins. The momentum we generated at the end of fiscal 2025 is expected to continue in the fiscal 2026 first quarter, leading to higher sales and profitability. However, we anticipate inflation will temporarily outpace pricing during the quarter and offset the benefits of efficiency initiatives.”

The company expects the following in full-year fiscal 2026:

•	Consolidated sales to increase in the low- to mid-single-digit range compared to prior-year record results.

•	Consolidated adjusted EBIT to increase in the high-single- to low-double-digit percentage range compared to prior-year record results.

The company expects the following in the fiscal 2026 first quarter:

•	Consolidated sales to increase in the low- to mid-single-digit percentage range compared to prior-year results.

•	Sales growth to be similar among the three segments, with Consumer slightly higher, driven by the acquisitions of The Pink Stuff and Ready Seal.

•	Consolidated adjusted EBIT to be up in the low- to mid-single-digit percentage range compared to prior-year record results.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

Earnings Webcast and Conference Call Information

Management will host a conference call to discuss these results beginning at 10:00 a.m. ET today. The call can be accessed via webcast at www.RPMinc.com/Investors/Presentations-Webcasts or by dialing 1-844-481-2915 or 1-412-317-0708 for international callers and asking to join the RPM International call. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode.

For those unable to listen to the live call, a replay will be available from July 24, 2025, until July 31, 2025. The replay can be accessed by dialing 1-877-344-7529 or 1-412-317-0088 for international callers. The access code is 2426392. The call also will be available for replay and as a written transcript via the RPM website at www.RPMinc.com.

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services. The company operates across four reportable segments: consumer, construction products, performance coatings and specialty products. RPM has a diverse portfolio of market-leading brands, including Rust-Oleum, DAP, The Pink Stuff, Zinsser, Varathane, DayGlo, Legend Brands, Stonhard, Carboline, Tremco and Dryvit. From homes and workplaces to infrastructure and precious landmarks, RPM’s brands are trusted by consumers and professionals alike to help build a better world. The company employs approximately 17,200 individuals worldwide. Visit www.RPMinc.com to learn more.

For more information, contact Matt Schlarb, Vice President – Investor Relations & Sustainability, at 330-220-6064 or mschlarb@rpminc.com.

# # #

Use of Non-GAAP Financial Information

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use EBIT, adjusted EBIT and adjusted earnings per share, which are all non-GAAP financial measures. EBIT is defined as earnings (loss) before interest and taxes, with adjusted EBIT and adjusted earnings per share provided for the purpose of adjusting for one-off items impacting revenues and/or expenses that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest income (expense), net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results. See the financial statement section of this earnings release for a reconciliation of EBIT and adjusted EBIT to income before income taxes, and adjusted earnings per share to earnings per share. We have not provided a reconciliation of our first-quarter fiscal 2026 or full-year fiscal 2026 adjusted EBIT guidance because material terms that impact such measure are not in our control and/or cannot be reasonably predicted, and therefore a reconciliation of such measure is not available without unreasonable effort.

Use of Key Performance Indicator Metric

To supplement the financial information presented in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”) in this earnings release, we use the key performance indicator (“KPI”) metric of operating working capital as a percentage of sales, which is defined as the net amount of net trade accounts receivable plus inventories less accounts payable, all divided by trailing twelve-month net sales. We evaluate the working capital investment needs of our business to support current operations as well as future changes in business activity. For that reason, we believe operating working capital as a percentage of sales is also useful to investors as a metric in their investment decisions.

Forward-Looking Statements

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us and are subject to uncertainties and factors (including those specified below), which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global and regional markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the viability of banks and other financial institutions; (b) the prices, supply and availability of raw materials, including assorted pigments, resins, solvents, and other natural gas- and oil-based materials; packaging, including plastic and metal containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) changes in global trade policies, including the adoption or expansion of tariffs and trade barriers; (h) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (i) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (j) the timing of and the realization of anticipated cost savings from restructuring initiatives, the ability to identify additional cost savings opportunities, and the risks of failing to meet any other objectives of our improvement plans; (k) risks related to the adequacy of our contingent liability reserves; (l) risks relating to a public health crisis similar to the Covid pandemic; (m) risks related to acts of war similar to the Russian invasion of Ukraine; (n) risks related to the transition or physical impacts of climate change and other natural disasters or meeting sustainability-related voluntary goals or regulatory requirements; (o) risks related to our or our third parties’ use of technology including artificial intelligence, data breaches and data privacy violations; (p) the shift to remote work and online purchasing and the impact that has on residential and commercial real estate construction; and (q) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Form 10-K for the year ended May 31, 2024, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the filing date of this press release.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024
Net Sales	$2,081,975	$2,008,163	$7,372,644	$7,335,277
Cost of Sales	1,200,204	1,177,583	4,322,166	4,320,688

Gross Profit	881,771	830,580	3,050,478	3,014,589
Selling, General & Administrative Expenses	592,845	554,504	2,150,537	2,113,585
Restructuring Expense	6,764	15,912	24,979	30,008
Goodwill Impairment	11,352	—	11,352	—
Interest Expense	25,939	27,276	96,543	117,969
Investment (Income), Net	(3,281)	(8,581)	(24,099)	(44,974)
Other (Income) Expense, Net	(224)	2,191	(1,594)	10,164

Income Before Income Taxes	248,376	239,278	792,760	787,837
Provision for Income Taxes	22,367	58,442	102,433	198,395

Net Income	226,009	180,836	690,327	589,442
Less: Net Income Attributable to Noncontrolling Interests	251	225	1,639	1,045

Net Income Attributable to RPM International Inc. Stockholders	$225,758	$180,611	$688,688	$588,397

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$1.77	$1.41	$5.38	$4.58

Diluted	$1.76	$1.40	$5.35	$4.56

Average shares of common stock outstanding - basic	127,396	127,666	127,570	127,767

Average shares of common stock outstanding - diluted	127,877	128,331	128,204	128,340

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended		Year Ended
	May 31,	May 31,	May 31,	May 31,
	2025	2024	2025	2024
Net Sales:
CPG Segment	$809,913	$762,174	$2,767,428	$2,702,466
PCG Segment	399,208	365,555	1,491,695	1,462,460
SPG Segment	181,315	177,975	699,469	712,402
Consumer Segment	691,539	702,459	2,414,052	2,457,949

Total	$2,081,975	$2,008,163	$7,372,644	$7,335,277

Income Before Income Taxes:
CPG Segment
Income Before Income Taxes (a)	$153,455	$131,429	$426,028	$385,339
Interest (Expense), Net (b)	(588)	(551)	(2,494)	(5,170)

EBIT (c)	154,043	131,980	428,522	390,509
MAP initiatives (d)	3,871	6,526	10,327	12,694
Acquisition-related costs (e)	194	—	453	—

Adjusted EBIT	$158,108	$138,506	$439,302	$403,203

PCG Segment
Income Before Income Taxes (a)	$54,711	$46,589	$225,594	$199,951
Interest Income, Net (b)	580	889	2,335	4,642

EBIT (c)	54,131	45,700	223,259	195,309
MAP initiatives (d)	3,128	2,829	6,840	20,233
Acquisition-related costs (e)	515	—	1,012	—

Adjusted EBIT	$57,774	$48,529	$231,111	$215,542

SPG Segment
(Loss) Income Before Income Taxes (a)	$(10,763)	$7,439	$26,391	$43,784
Interest (Expense) Income, Net (b)	(126)	(89)	(439)	204

EBIT (c)	(10,637)	7,528	26,830	43,580
MAP initiatives (d)	3,159	3,063	10,100	11,179
(Gain) on sale of assets and a business, net (f)	—	—	(237)	(1,206)
Legal contingency adjustment on a divested business (h)	5,777	—	6,059	3,953
Goodwill and intangible asset impairments (i)	13,080	—	13,080	—

Adjusted EBIT	$11,379	$10,591	$55,832	$57,506

Consumer Segment
Income Before Income Taxes (a)	$113,441	$113,146	$357,900	$408,200
Interest (Expense) Income, Net (b)	(129)	(58)	(585)	2,561

EBIT (c)	113,570	113,204	358,485	405,639
MAP initiatives (d)	6,339	8,591	28,464	9,840
Acquisition-related costs (e)	2,561	—	2,561	—
(Gain) on sale of assets and a business, net (f)	—	(3,627)	—	(3,627)
Business interruption insurance recovery (g)	—	—	—	(11,128)

Adjusted EBIT	$122,470	$118,168	$389,510	$400,724

Corporate/Other
(Loss) Before Income Taxes (a)	$(62,468)	$(59,325)	$(243,153)	$(249,437)
Interest (Expense), Net (b)	(22,395)	(18,886)	(71,261)	(75,232)

EBIT (c)	(40,073)	(40,439)	(171,892)	(174,205)
MAP initiatives (d)	4,719	10,195	32,168	38,827

Adjusted EBIT	$(35,354)	$(30,244)	$(139,724)	$(135,378)

TOTAL CONSOLIDATED
Income Before Income Taxes (a)	$248,376	$239,278	$792,760	$787,837
Interest (Expense)	(25,939)	(27,276)	(96,543)	(117,969)
Investment Income, Net	3,281	8,581	24,099	44,974

EBIT (c)	271,034	257,973	865,204	860,832
MAP initiatives (d)	21,216	31,204	87,899	92,773
Acquisition-related costs (e)	3,270	—	4,026	—
(Gain) on sale of assets and a business, net (f)	—	(3,627)	(237)	(4,833)
Business interruption insurance recovery (g)	—	—	—	(11,128)
Legal contingency adjustment on a divested business (h)	5,777	—	6,059	3,953
Goodwill and intangible asset impairments (i)	13,080	—	13,080	—

Adjusted EBIT	$314,377	$285,550	$976,031	$941,597

(a)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT and Adjusted EBIT.
(b)	Interest Income (Expense), Net includes the combination of Interest Income (Expense) and Investment Income (Expense), Net.
(c)

EBIT is defined as earnings (loss) before interest and taxes, with Adjusted EBIT provided for the purpose of adjusting for items impacting earnings that are not considered by management to be indicative of ongoing operations. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT, or adjusted EBIT, as a performance evaluation measure because Interest Income (Expense), Net is essentially related to corporate functions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest and investment income or expense in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets’ analysis of our segments’ core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

- Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $6.8 million and $15.9 million for the quarters ended May 31, 2025 and May 31, 2024 respectively, and $25.0 million and $30.0 million for the year ended May 31, 2025 and May 31, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

- Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded in “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

Included below is a reconciliation of the TOTAL CONSOLIDATED MAP initiatives.

	Three Months Ended		Year Ended
	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Restructuring and other related expense, net	$13,335	$18,845	$42,861	$45,444
Exited product line	—	—	—	(248)
ERP consolidation plan	3,525	2,695	15,044	11,426
Professional fees	4,356	9,664	29,994	36,151

MAP initiatives	$21,216	$31,204	$87,899	$92,773

(e)	Acquisition costs reflect amounts included in “Cost of Sales” for inventory step-ups.
(f)

Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”. In addition to this, the prior year reflects the sale of a property within our Consumer segment which has also been recorded in “SG&A”.

(g)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(h)	Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in fiscal 2023.
(i)

Reflects $11.4 million of goodwill impairment recorded in “Goodwill Impairment” and $1.7 million of intangible asset impairment recorded in “SG&A”. Both charges are related to the Color Group reporting unit in our SPG Segment due to the continued softness in OEM markets and underperformance in our growth initiatives associated with this reporting unit.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

SUPPLEMENTAL INFORMATION

RECONCILIATION OF “REPORTED” TO “ADJUSTED” AMOUNTS

(Unaudited)

	Three Months Ended		Year Ended
	May 31, 2025	May 31, 2024	May 31, 2025	May 31, 2024
Reconciliation of Reported Earnings per Diluted Share to Adjusted Earnings per Diluted Share (All amounts presented after-tax):
Reported Earnings per Diluted Share	$1.76	$1.40	$5.35	$4.56
MAP initiatives (d)	0.16	0.19	0.56	0.56
Acquisition-related costs (e)	0.02	—	0.02	—
(Gain) on sale of assets and a business, net (f)	—	(0.02)	—	(0.03)
Business interruption insurance recovery (g)	—	—	—	(0.07)
Legal contingency adjustment on a divested business (h)	0.03	—	0.04	0.02
Goodwill and intangible asset impairments (i)	0.09	—	0.09	—
Investment returns (j)	—	(0.01)	(0.02)	(0.12)
Income tax adjustments (k)	(0.34)	—	(0.74)	0.02

Adjusted Earnings per Diluted Share (l)	$1.72	$1.56	$5.30	$4.94

(d)

Reflects restructuring and other charges, which have been incurred in relation to our Margin Acceleration Plan (“MAP to Growth”) and our Margin Achievement Plan (“MAP 2025”), together MAP initiatives, as follows:

- Restructuring and other related expense, net: Includes charges incurred related to headcount reductions, facility closures and asset impairments recorded in “Restructuring Expense” on the Consolidated Statements of Income. Restructuring Expense totaled $6.8 million and $15.9 million for the quarters ended May 31, 2025 and May 31, 2024 respectively, and $25.0 million and $30.0 million for the year ended May 31, 2025 and May 31, 2024 respectively. Other related expenses include inventory write-offs in connection with restructuring activities recorded in “Cost of Sales”, accelerated depreciation and amortization recorded within “Cost of Sales” or “Selling, General, & Administrative Expenses (“SG&A”)” depending on the nature of the expense as well as the prior year loss on sale and increase in our allowance for doubtful accounts resulting from of the divestiture of the non-core Universal Sealant’s Bridgecare service business within our PCG segment.

- Exited product lines: Sale of inventory that had previously been reserved for as a result of prior product line rationalization initiatives at PCG partially offset by inventory write-offs related to the discontinuation of certain product lines within our SPG segment. These amounts resulted from ongoing product line rationalization efforts in connection with our MAP initiatives and were recorded in “Cost of Sales”.

- ERP consolidation plan: Includes expenses incurred as a result of our stated goals to consolidate over 75 ERP systems across the organization to four ERP platforms, one per segment, as part of our overall MAP strategy as well as costs incurred for other decision support tools to facilitate our commercial initiatives related to MAP 2025 which have been incurred in all segments, as well as Corporate/Other, and have been recorded within “SG&A”.

- Professional fees: Includes expenses incurred to consolidate accounting locations, costs incurred to implement technologies and processes to drive improved sales mix and salesforce effectiveness and cost incurred to implement new global manufacturing methodologies with the goal of improving operating efficiency incurred within all of our segments and recorded within “SG&A”. All of this spend is in support of stated MAP goals with the most significant expense incurred within Corporate/Other.

(e)	Acquisition costs reflect amounts included in “Cost of Sales” for inventory step-ups.
(f)

Reflects gains associated with post-closing adjustments for the sale of the non-core furniture warranty business in the SPG segment in fiscal 2023 which have been recorded in “SG&A”. In addition to this, the prior year reflects the sale of a property within our Consumer segment which has also been recorded in “SG&A”.

(g)

Business interruption insurance recovery at our Consumer segment related to lost sales and incremental costs incurred during fiscal 2021 and 2022 as a result of an explosion at the plant of a significant alkyd resin supplier, which has been recorded in “SG&A”.

(h)

Represents incremental expense related to an adverse legal ruling from a case associated with a business that was divested in fiscal 2023. We strongly disagree with the legal ruling and have filed an appeal.

(i)

Reflects $11.4 million of goodwill impairment recorded in “Goodwill Impairment” and $1.7 million of intangible asset impairment recorded in “SG&A”. Both charges are related to the Color Group reporting unit in our SPG Segment due to the continued softness in OEM markets and underperformance in our growth initiatives associated with this reporting unit.

(j)

Investment returns include realized net gains and losses on sales of investments and unrealized net gains and losses on equity securities, which are adjusted due to their inherent volatility. Management does not consider these gains and losses, which cannot be predicted with any level of certainty, to be reflective of the Company’s core business operations.

(k)

The adjustment for the current three-month period and year ended May 31, 2025, includes incremental benefits of the U.S. deduction for foreign derived intangible income and the foreign tax rate differential associated with certain global capital structure initiatives completed during the period. Additionally, the year-to-date adjustment includes adjustments to U.S. foreign tax credits recognized because of global cash redeployment and debt optimization projects, as well as other adjustments to our net deferred tax asset related to U.S. foreign tax credit carryforwards resulting from our reassessment of income tax positions following developments in U.S. income tax case law. For fiscal year 2024, the adjustment relates to income taxes associated with the fiscal year 2023 sale of the furniture warranty business.

(l)	Adjusted Diluted EPS is provided for the purpose of adjusting diluted earnings per share for items impacting earnings that are not considered by management to be indicative of ongoing operations.

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	May 31, 2025	May 31, 2024
Assets
Current Assets
Cash and cash equivalents	$302,137	$237,379
Trade accounts receivable	1,551,953	1,468,208
Allowance for doubtful accounts	(42,844)	(48,763)
Net trade accounts receivable	1,509,109	1,419,445
Inventories	1,036,475	956,465
Prepaid expenses and other current assets	322,577	282,059

Total current assets	3,170,298	2,895,348

Property, Plant and Equipment, at Cost	2,738,373	2,515,847
Allowance for depreciation	(1,264,974)	(1,184,784)

Property, plant and equipment, net	1,473,399	1,331,063

Other Assets
Goodwill	1,617,626	1,308,911
Other intangible assets, net of amortization	780,826	512,972
Operating lease right-of-use assets	370,399	331,555
Deferred income taxes	147,436	33,522
Other	215,965	173,172

Total other assets	3,132,252	2,360,132

Total Assets	$7,775,949	$6,586,543

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$755,889	$649,650
Current portion of long-term debt	7,691	136,213
Accrued compensation and benefits	287,398	297,249
Accrued losses	36,701	32,518
Other accrued liabilities	379,768	350,434

Total current liabilities	1,467,447	1,466,064

Long-Term Liabilities
Long-term debt, less current maturities	2,638,922	1,990,935
Operating lease liabilities	317,334	281,281
Other long-term liabilities	241,117	214,816
Deferred income taxes	224,347	121,222

Total long-term liabilities	3,421,720	2,608,254

Total liabilities	4,889,167	4,074,318

Stockholders’ Equity
Preferred stock; none issued	—	—
Common stock (outstanding 128,269; 128,629)	1,283	1,286
Paid-in capital	1,177,796	1,150,751
Treasury stock, at cost	(953,856)	(864,502)
Accumulated other comprehensive (loss)	(533,631)	(537,290)
Retained earnings	3,193,764	2,760,639

Total RPM International Inc. stockholders’ equity	2,885,356	2,510,884
Noncontrolling interest	1,426	1,341

Total equity	2,886,782	2,512,225

Total Liabilities and Stockholders’ Equity	$7,775,949	$6,586,543

RPM Reports Results for Fiscal 2025 4th Quarter and Full Year

July 24, 2025

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Year Ended
	May 31, 2025	May 31, 2024
Cash Flows From Operating Activities:
Net income	$690,327	$589,442
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	193,840	171,251
Goodwill Impairment	11,352	—
Deferred income taxes	(104,507)	(5,638)
Stock-based compensation expense	27,042	25,925
Net (gain) on marketable securities	(4,997)	(19,914)
Net (gain) on sales of assets and businesses	—	(971)
Other	1,269	2,226
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
(Increase) decrease in receivables	(55,037)	82,895
(Increase) decrease in inventory	(34,458)	179,843
(Increase) decrease in prepaid expenses and other current and long-term assets	(62,669)	23,426
Increase (decrease) in accounts payable	84,074	(24,439)
(Decrease) increase in accrued compensation and benefits	(17,130)	39,891
Increase in accrued losses	3,899	5,958
Increase in other accrued liabilities	35,185	52,410

Cash Provided By Operating Activities	768,190	1,122,305

Cash Flows From Investing Activities:
Capital expenditures	(229,930)	(213,970)
Acquisition of businesses, net of cash acquired	(595,770)	(15,549)
Purchase of marketable securities	(85,793)	(32,981)
Proceeds from sales of marketable securities	87,093	46,689
Proceeds from sales of assets and businesses, net	—	6,921
Other	(1,134)	2,450

Cash (Used For) Investing Activities	(825,534)	(206,440)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	478,111	—
Reductions of long-term and short-term debt	(9,008)	(575,408)
Cash dividends	(255,563)	(231,883)
Repurchases of common stock	(69,999)	(54,978)
Shares of common stock returned for taxes	(18,686)	(24,548)
Payment of acquisition-related contingent consideration	(1,122)	(1,142)
Other	(1,796)	(2,075)

Cash Provided By (Used For) Financing Activities	121,937	(890,034)

Effect of Exchange Rate Changes on Cash and
Cash Equivalents	165	(4,239)

Net Change in Cash and Cash Equivalents	64,758	21,592
Cash and Cash Equivalents at Beginning of Period	237,379	215,787

Cash and Cash Equivalents at End of Period	$302,137	$237,379